Exhibit 99

ORBCOMM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 RESULTS

– 2016 Service Revenues Reach Record of $112.9 Million, Up 13% Compared to Last Year  –

– 2016 Total Revenues of $186.7 Million up 5% from $178.3 Million Last Year –

– 2016 Adjusted EBITDA Increased 12% to $47.3 Million –

– J.B. Hunt to Equip 90,000-Unit Fleet with End-to-End Tracking Solution–

Rochelle Park, NJ, February 28, 2017 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Internet of Things (IoT) solutions, today announced financial results for the fourth quarter and full year ended December 31, 2016.

The following financial highlights are in thousands of dollars.

	Three months ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Service Revenues	$29,427	$27,140	$112,881	$99,973
Product Sales	$17,405	$17,856	$73,863	$78,320
Total Revenues	$46,832	$44,996	$186,744	$178,293

Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders	$(3,208)	$230	$(23,525)	$(13,287)
Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders (1,5)	$(2,757)	$972	$(11,215)	$4,264
Basic EPS	$(0.05)	$0.00	$(0.33)	$(0.19)
Basic EPS – Ex-Items (2,5)	$(0.04)	$0.01	$(0.16)	$0.06
EBITDA (3,5)	$10,453	$9,535	$28,516	$19,443
Adjusted EBITDA (4,5)	$12,477	$11,895	$47,253	$42,307

(1) Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders is defined as Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders, excluding Impairment Loss-satellite network, and Acquisition-related and integration costs

(2) Basic EPS – Ex-Items is defined as Basic EPS excluding Impairment Loss-satellite network, and Acquisition-related and integration costs

(3) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization.

(4) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs

(5) A table presenting Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders, EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income and Basic EPS – Ex-Items reconciled to GAAP Basic EPS, is among other financial tables at the end of this release

“In 2016 we continued to introduce innovative solutions for transportation, logistics and heavy equipment, which we expect will continue to positively impact the business in 2017 and beyond. These include several new products, customers, partners, and geographic territories,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “We continue to leverage the strong momentum for IoT as companies across all industries are adopting IoT solutions central to their core strategy. We believe we are in a strong position to execute on these new opportunities.”

“In the fourth quarter Service Revenues increased 8.4% to $29.4 million, capping off a strong 2016 that saw Service Revenues increase 13% overall lifted by both acquisitions and organic growth,” said Robert Costantini, ORBCOMM’s Chief Financial Officer. “Adjusted EBITDA for the quarter of $12.5 million at improving margins of 26.6% was driven by high incremental margin Service Revenues.”

1

Recent Highlights:

Financial Highlights

•

For Q4 of 2016, Total Revenues of $46.8 million were up 4% year-over-year. Service Revenues increased 8% over the prior year period to $29.4 million. Product Sales of $17.4 million were ($0.5) million or 2.5% lower than the prior year period. For the full year 2016, Total Revenues of $186.7 million grew approximately 5%, reflecting 13% growth of Service Revenues and 6% decline of Product Sales.

•

For Q4 of 2016, Adjusted EBITDA improved 5% ($0.6 million) over the prior year period to $12.5 million and 26.6% of Total Revenues.  Full year 2016 Adjusted EBITDA totaled $47.3 million, up $4.9 million or 12% compared to the prior year. Full year Adjusted EBITDA margin improved 157 basis points to 25.3% of Total Revenues.

•

Net Income (Loss) for the fourth quarter of 2016 was a ($3.2) million Net Loss, compared to Net Income of $0.2 million for the fourth quarter of 2015, due to an increase in Depreciation and Amortization, higher direct Costs of Revenue, and higher Interest Expense. For the full year 2016 the Net Loss of ($23.5) million includes higher Depreciation and Amortization of ($16.2) million and ($3.8) million more in Interest Expense. 2016 results also reflect a satellite impairment charge of ($10.7) million, which is $2.1 million lower than the impairment charge incurred in 2015.

•

Net subscriber communicator additions for ORBCOMM were 37,000 in Q4 of 2016, increasing the total billable subscriber communicators to 1,724,000 at December 31, 2016, which compares to 1,569,000 at the end of last year; a 9.8% increase year-over-year.

Customer and Product Highlights

•

On February 27, 2017, ORBCOMM announced that it was selected by J.B. Hunt Transport Services, Inc., a leading global provider of Machine-to-Machine and Internet of Things communication solutions, to equip its 90,000-plus intermodal and over-the-road (OTR) trailing fleets with end-to-end tracking and monitoring.

•

On February 8, 2017, ORBCOMM announced that it was selected by Christenson Transportation, Inc. to provide an industry-leading logistics solution for their trailer fleet. ORBCOMM’s end-to-end solution will provide wireless connectivity through its proprietary hardware and a web-based reporting platform for optimal fleet management.

•

On January 6, 2017, ORBCOMM announced that it has completed regulatory approvals and thorough compatibility testing for its GT 1100-LTE devices, which are now certified compliant for use on the AT&T and T-Mobile networks. ORBCOMM’s new devices are the IoT industry’s first dual-mode LTE-enabled devices targeted for asset tracking applications. ORBCOMM began volume production shipments of the GT 1100-LTE devices in December.

•

On December 28, 2016, ORBCOMM announced that it was selected by Covenant Transportation Group (CTG), one of the top truckload providers in the United States, to provide its industry-leading cold chain telematics solution to track, monitor and control its fleet of refrigerated trailers at Covenant Transport and Southern Refrigerated Transport. ORBCOMM will provide cellular connectivity, state-of-the-art hardware, wireless fuel and door sensors, along with a web-based reporting platform for optimal fleet management.

For more information on recent highlights, please visit www.orbcomm.com.

Financial Results and Highlights

Revenues

For the fourth quarter ended December 31, 2016, Service Revenues were up 8% over the prior year period to $29.4 million. The increase in Service Revenues in Q4 this year was driven by both organic growth and our most recent acquisitions. Organic growth of 4% benefited from the OG2 satellite constellation as well as our growing subscriber base across multiple lines of business. For the full year 2016, Service Revenues were $112.9 million compared to $100.0 million in 2015, an increase of $12.9 million or 12.9%.

Product Sales during the fourth quarter of 2016 were $17.4 million compared to $17.9 million during the same period last year, decreasing ($0.5) million or 2.5%. Product Sales were lower largely due to the timing of deployments and delays in obtaining the required LTE product certifications, which resulted in a shift of about 10,000 units of backlog or $3-4 million to the first quarter of 2017. Product Sales for the full year 2016 were $73.9 million compared to $78.3 million in 2015, a decrease of ($4.5) million or 5.7%.

Total Revenues of $46.8 million for the fourth quarter ended December 31, 2016 were up $1.8 million or 4.1% compared to $45.0 million during the same period of 2015.  Total Revenues for the full year 2016 were $186.7 million compared to $178.3 million in 2015, an increase of 4.7%, led by double digit Service Revenue growth.

Cost of Revenues and Operating Expenses

Total Cost of Revenues and Operating Expenses for the fourth quarter of 2016 were $47.5 million compared to $42.6 million during the same period in 2015. Cost of Revenues, exclusive of Depreciation and Amortization, increased $1.0 million or 2.8% year-over-year largely due to higher Cost of products sold. For the quarter, Cost of services, excluding Depreciation and Amortization, increased 2.8% to $9.6 million and as a percentage of Service Revenues decreased to 32.6% or 170 basis points lower than the fourth quarter of 2015 improving Service margins this quarter to 67.4%.

Operating Expenses for the full year were higher primarily due to higher Depreciation and Amortization and non-labor related SG&A expenses. For the full year, Selling, general and administrative expense and Product development expenses increased 4.5% to $53.2 million.

Total Cost of Revenues and Operating Expenses for the full year 2016 were $201.2 million or 8.5% higher than last year’s $185.5 million. However, Total Cost of Revenues and Operating Expenses, exclusive of Depreciation and Amortization, decreased $0.5 million or 0.3% compared to last year, and as a percentage of Total Revenues declined to 84.8% from 89.1% last year.

Impairment Loss-satellite network

Fiscal 2016 results include an impairment charge of ($10.7) million to write-off the net book value of one of the in-orbit OG2 satellites as of September 30, 2016 that was launched in July 2014 where communication was lost. The loss of this one satellite is not expected to have a material impact on network communications services or our financials going forward. The Company believes the loss of communication is likely specific to this one satellite.

Income (Loss) Before Income Taxes, Net Income (Loss), and Earnings Per Share

Income (Loss) Before Income Taxes for the fourth quarter of 2016 was a ($2.9) million loss, compared to the $1.2 million profit for the fourth quarter of 2015.  For the full year 2016, the Loss Before Income Taxes was ($22.7) million compared to a loss of ($11.8) million in 2015, reflecting higher Depreciation and Amortization of ($16.2) million in 2016, partially offset by a lower satellite impairment charge in 2016 of $2.1 million.

Net (Loss) Income attributable to ORBCOMM Inc. Common Stockholders was ($3.2) million Net Loss for the fourth quarter of 2016, compared to Net Income of $0.2 million for the same period in 2015.  Basic EPS was a loss of ($0.05) per share for the fourth quarter of 2016 versus $0.00 per share for the same period last year. Net (Loss) attributable to ORBCOMM Inc. Common Stockholders was ($23.5) million for the full year 2016 compared to a loss of ($13.3) million in 2015.  Basic EPS was a loss of ($0.33) per share for the full year 2016 versus a loss of ($0.19) per share for 2015.

Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders and Basic EPS – Ex-Items are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders and Basic EPS – Ex-Items.

EBITDA and Adjusted EBITDA

EBITDA for the fourth quarter of 2016 was $10.5 million compared to $9.5 million in the fourth quarter of 2015.  For the full year 2016, EBITDA was $28.5 million compared to $19.4 million in 2015, an increase of $9.1 million or 46.7%.

Adjusted EBITDA of $12.5 million for the fourth quarter of 2016 was 4.9% higher than last year’s $11.9 million in the fourth quarter.  Adjusted EBITDA as a percentage of Total Revenues for the quarter was 26.6% or 21 basis points better than last year’s fourth quarter. For the full year 2016, Adjusted EBITDA was $47.3 million compared to $42.3 million for 2015, an increase of $4.9 million or 11.7%. Adjusted EBITDA as a percentage of Total Revenues for the full year was 25.3% or 157 basis points better than last year.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company to measure operating performance and the quality of earnings. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At December 31, 2016, Cash and Cash Equivalents totaled $25.0 million, compared to $28.1 million at December 31, 2015 that included $1.0 million in Restricted Cash, decreasing ($3.1) million. The cash decline was partially offset by the $28.9 million of Cash generated by operations for 2016. Cash invested in Capital Expenditures was ($28.4) million, of which ($8.3) million was due to the completion of milestone and insurance payments for the OG2 program related to the final launch in late 2015 and includes ($1.6)

million of capitalized interest. In addition, we paid ($3.8) million for the Skygistics acquisition in the second quarter of 2016.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, domestic participants should dial 1-888-312-3052 at least ten minutes prior to the start of the call. International callers should dial 1-719-325-2298. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at http://investors.orbcomm.com and then select “News & Events” to access the link to the call.  To listen to a replay of the conference call, please visit

https://event.mymeetingroom.com/Public/WebRegistration/Y29uZmVyZW5jZUlkPTYwNTA3ODgmdHlwZT1yZXBsYXkmbGFuZ3VhZ2U9ZW5nbGlzaA The replay will be available from approximately 1:30 PM ET on February 28, 2017, through 1:30 PM ET on March 14, 2017.

About ORBCOMM Inc.

ORBCOMM Inc. (Nasdaq: ORBC) is a leading global provider of Machine-to-Machine (M2M) communication solutions and the only commercial satellite network dedicated to M2M. ORBCOMM’s unique combination of global satellite, cellular and dual-mode network connectivity, hardware, web reporting applications and software is the M2M industry’s most complete service offering. Our solutions are designed to remotely track, monitor, and control fixed and mobile assets in core vertical markets including transportation & distribution, heavy equipment, industrial fixed assets, oil & gas, maritime, mining and government.

With close to two decades of innovation and expertise in M2M, ORBCOMM has more than 1.7 million subscribers with a diverse customer base including premier OEMs such as Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery Co., Ltd., John Deere, Komatsu Ltd., and Volvo Construction Equipment, as well as end-to-end solutions customers such as C&S Wholesale, Canadian National Railways, CR England, Hub Group, KLLM Transport Services, Marten Transport, Swift Transportation, Target, Tropicana, Tyson Foods, Walmart, Union Pacific Railroad and Werner Enterprises. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events, as well as projections, business trends and other statements that are not historical facts. Such forward-looking statements are subject to known and unknown risks and uncertainties, some of which are beyond the Company’s control, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: demand for and market acceptance of our products and services and our ability to successfully implement our business plan; our dependence on our subsidiary companies (Market Channel Affiliates (MCAs)) and third party product and service developers and providers, distributors and resellers (Market Channel Partners (MCPs)) to develop, market and sell our products and services, especially in markets outside the United States; substantial losses we have incurred and may continue to incur; the inability to effect suitable investments, alliances and acquisitions, and even if we are able to make acquisitions, the failure to integrate and effectively operate the acquired businesses and the exposure to additional risks, such as unexpected costs, contingent or other liabilities, or weaknesses in internal controls, and issues related to non-compliance with domestic and foreign laws, particularly in acquisitions of foreign businesses; our dependence on a few significant customers for a substantial portion of our revenues, including key customers such as Caterpillar Inc., Komatsu Ltd., Hub Group, Onixsat and Satlink S.L.; our ability to expand our business outside the United States, including risks related to the economic, political and other conditions in foreign countries in which we do business, including fluctuations in foreign currency exchange rates; our dependence on a few significant vendors, service providers or suppliers, as well as the loss or disruption or slowdown in the supply of products and services these key vendors, such as our SkyWave business’s dependence on its commercial relationship with Inmarsat plc and the services provided by Inmarsat plc, including the continued availability of Inmarsat plc’s satellites, the supply of subscriber communicators from Sanmina Corporation and Quake Global, or the supply of application specific integrated circuits (ASICs) from S3 Group; competition from existing and potential telecommunications competitors, including terrestrial and satellite-based network providers, some of whom provide wireless network services to our customers in connection with our products and services; our reliance on intellectual property rights and the risk that we, our MCAs, our MCPs and our customers may infringe on the intellectual property rights of others; inability to operate due to changes or restrictions in the political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we provide our services; legal proceedings; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events, such as in-orbit satellite failures, reduced performance of our existing satellites, or man-made or natural disasters and other extreme events; rapid and significant technological changes, pricing pressures and other competitive factors; cybersecurity risks; and the terms of our credit agreement, under which we currently have borrowed $150 million and may borrow up to an additional $10 million, that could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance.  In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and elsewhere in our Annual Report on Form 10-K, and other documents, on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts
Investor Inquiries:	Financial and Trade Media:
Michelle Ferris	Alan Oshiki
Director of Corporate Communications	Executive Vice President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6516	212-371-5999
ferris.michelle@orbcomm.com	aho@abmac.com

ORBCOMM Inc.

Consolidated Balance Sheets

(in thousands, except par value and share data)

(Unaudited)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$25,023	$27,077
Accounts receivable, net of allowances for doubtful accounts of $1,057 and $1,233, respectively	31,937	29,816
Inventories	23,217	20,712
Prepaid expenses and other current assets	8,031	5,646
Restricted cash - current	—	1,000
Total current assets	88,208	84,251
Satellite network and other equipment, net	215,841	229,970
Goodwill	114,033	112,425
Intangible assets, net	82,545	93,172
Other assets	5,447	3,121
Deferred income taxes	80	80
Total assets	$506,154	$523,019
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,481	$13,895
Accrued liabilities	30,431	24,058
Current portion of deferred revenue	7,414	7,652
Total current liabilities	50,326	45,605
Note payable — related party	1,195	1,241
Notes payable, net of unamortized deferred issuance costs	147,458	146,548
Deferred revenue, net of current portion	2,978	6,024
Deferred tax liabilities	18,645	18,140
Other liabilities	3,684	5,705
Total liabilities	224,286	223,263
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 36,466 and 35,759 shares issued and outstanding	364	357
Common stock, par value $0.001; 250,000,000 shares authorized; 71,111,863 and 70,613,642 shares issued at December 31, 2016 and December 31, 2015	71	71
Additional paid-in capital	386,920	381,659
Accumulated other comprehensive (loss)	(1,089)	(1,174)
Accumulated deficit	(104,949)	(81,424)
Less treasury stock, at cost, 29,990 shares at December 31, 2016 and December 31, 2015	(96)	(96)
Total ORBCOMM Inc. stockholders’ equity	281,221	299,393
Noncontrolling interests	647	363
Total equity	281,868	299,756
Total liabilities and equity	$506,154	$523,019

ORBCOMM Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015

Revenues:
Service revenues	$29,427	$27,140	$112,881	$99,973
Product sales	17,405	17,856	73,863	78,320
Total revenues	46,832	44,996	186,744	178,293
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	9,583	9,321	37,913	34,109
Cost of product sales	13,169	12,251	55,037	56,413
Operating expenses:
Selling, general and administrative	12,072	11,261	46,915	44,395
Product development	1,126	1,841	6,252	6,469
Impairment charges - satellite network	—	—	10,680	12,748
Depreciation and amortization	11,135	7,145	42,803	26,571
Acquisition-related and integration costs	451	742	1,630	4,803
(Loss) income from operations	(704)	2,435	(14,486)	(7,215)
Other (expense) income:
Interest income	95	98	378	344
Other income	149	32	484	339
Interest expense	(2,470)	(1,336)	(9,085)	(5,242)
Total other (expense)	(2,226)	(1,206)	(8,223)	(4,559)
(Loss) income before income taxes	(2,930)	1,229	(22,709)	(11,774)
Income taxes	148	913	517	1,225
Net (loss) income	(3,078)	316	(23,226)	(12,999)
Less: Net income attributable to the noncontrolling interests	127	77	285	252
Net (loss) income attributable to ORBCOMM Inc.	$(3,205)	$239	$(23,511)	$(13,251)
Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(3,208)	$230	$(23,525)	$(13,287)
Per share information-basic:
Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(0.05)	$0.00	$(0.33)	$(0.19)
Per share information-diluted:
Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(0.05)	$0.00	$(0.33)	$(0.19)
Weighted average common shares outstanding:
Basic	71,032	70,546	70,907	70,419
Diluted	71,032	72,209	70,907	70,419

ORBCOMM Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)
	Years ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(23,226)	$(12,999)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Change in allowance for doubtful accounts	310	676
Depreciation and amortization	42,803	26,571
Impairment loss – satellite network	10,680	12,748
Change in the fair values of acquisitions-related contingent consideration	(360)	(1,606)
Amortization of the fair value adjustment related to StarTrak warranty liabilities	(57)	(12)
Amortization and write-off of deferred debt fees	835	464
Stock-based compensation	5,023	4,620
Foreign exchange (gains) losses	(106)	(413)
Deferred income taxes	256	825
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,702)	8,045
Inventories	(1,950)	(7,953)
Prepaid expenses and other assets	(4,574)	(449)
Accounts payable and accrued liabilities	4,893	(2,995)
Deferred revenue	(3,332)	(1,126)
Other liabilities	(567)	(313)
Net cash provided by operating activities	28,926	26,083
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(3,452)	(141,575)
Capital expenditures	(28,424)	(70,017)
Cash held for acquisition	—	123,000
Change in restricted cash	1,000	—
Other	(198)	—
Net cash used in investing activities	(31,074)	(88,592)
Cash flows from financing activities:
Proceeds received from issuance of long-term debt	—	10,000
Cash paid for debt issuance costs	—	(942)
Proceeds received from exercise of stock options	—	244
Proceeds received from employee stock purchase plan	345	—
Principal payment of long-term debt	—	(10,000)
Payment of deferred purchase consideration	(342)	(1,106)
Net cash provided by (used in) financing activities	3	(1,804)
Effect of exchange rate changes on cash and cash equivalents	91	(175)
Net (decrease) increase in cash and cash equivalents	(2,054)	(64,488)
Beginning of year	27,077	91,565
End of year	$25,023	$27,077
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$8,787	$9,005
Income taxes	$(94)	$723

The following table reconciles our Net Income attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Quarters ended December 31,		Years ended December 31,
(In thousands)	2016	2015	2016	2015
Adjustments to EBITDA
Net income (Loss) attributable to ORBCOMM Inc.	$(3,205)	$239	$(23,511)	$(13,251)
Income tax expense	148	913	517	1,225
Interest income	(95)	(98)	(378)	(344)
Interest expense	2,470	1,336	9,085	5,242
Depreciation and amortization	11,135	7,145	42,803	26,571
EBITDA	$10,453	$9,535	$28,516	$19,443

Adjustments to adjusted EBITDA
Stock based compensation	1,199	1,405	5,023	4,620
Noncontrolling interests	127	77	285	252
Acquisition-related and integration costs	451	742	1,630	4,803
In-orbit insurance	247	136	1,119	441
Impairment loss - satellite network	—	—	10,680	12,748
Adjusted EBITDA	$12,477	$11,895	$47,253	$42,307

ORBCOMM publically reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, ORBCOMM also presents financial information that are considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. A reconciliation table is presented above.

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs, is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin equals Adjusted EBITDA divided by Total Revenues.

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders to Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders and Basic EPS to Basic EPS – Ex-Items for the periods shown:

	Quarters ended December 31,		Years ended December 31,
	2016	2015	2016	2015
(in thousands except per share data)
Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders	$(3,208)	$230	$(23,525)	$(13,287)
Impairment Loss - satellite network	-	-	10,680	12,748
Acquisition-related and integration costs	451	742	1,630	4,803
Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders	$(2,757)	$972	$(11,215)	$4,264

Basic EPS	$(0.05)	$0.00	$(0.33)	$(0.19)
Impact of Adjustments on Basic EPS	$0.01	$0.01	$0.17	$0.25
Basic EPS – Ex-Items	$(0.04)	$0.01	$(0.16)	$0.06

Net Income (Loss) – Ex-Items attributable to ORBCOMM Inc. Common Stockholders is defined as Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders, excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.  Basic EPS – Ex-Items is defined as Basic EPS excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.  Net Income (Loss) – Ex-Items attributable to ORBCOMM Inc. Common Stockholders and Basic EPS – Ex-Items are non-GAAP financial measures used by the Company.  These non-GAAP financial measures are used as a means to evaluate period-to-period comparisons.  These non-GAAP measures are presented in this press release as management believes that they will provide investors with a means of evaluating, and an understanding of how management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a GAAP basis, since many non-recurring, infrequent or non-cash items that management believes are not indicative of the core performance of the business may not be excluded when preparing financial measures under GAAP.  These non-GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with GAAP, or may be different from similarly titled measures reported by other companies.  A reconciliation table is presented above.